JOINT FILING AGREEMENT



              The undersigned hereby agree that the Statement on Schedule 13D, dated December 14, 2000 (the "Schedule 13D"), with respect to the Common Stock, par value $0.01 per share, of PlanetCAD Inc., is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Regulation 13D under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

              IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of December, 2000.


                                            DASSAULT S.A.


                                            By:   /s/ Thibault de Tersant
                                               ---------------------------------
                                               Name:  Thibault de Tersant
                                               Title: Executive Vice-President
                                                      Finance & Administration



                                            DASSAULT SYSTEMES CORP.


                                            By:   /s/ Thibault de Tersant
                                               ---------------------------------
                                               Name:  Thibault de Tersant
                                               Title: Secretary